UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)

of the

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 8, 2008

(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-51689	88-0456274
(Commission File Number)	(I.R.S. Employer Identification No.)

2121 Sage Road, Suite 200
Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

6303 Beverly Hill, Suite 210
Houston, Texas 77057
(Former name or former address, if changed since last report.)

(713) 625-7800
(Telephone number, including area code)

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)	Departure of Directors

On December 8, 2008, Marc Pernia resigned as a member of the Board of Directors.

(d)	Election of Directors

On December 9, 2008, Charles Turner and Steven R. Lesem were elected to serve as members of the Board of Directors, filling two vacant Board seats. Also on that date, Mr. Turner was appointed as a member of the Audit Committee of the Board of Directors.

Mr. Turner has served as Chief Financial Officer of Pinpoint Commercial, an industrial Real estate development firm based in Houston, Texas, since October, 2006.  From July 2004 through October 2006, Mr. Turner served as Vice President of Finance, Planning and Operations for Attachmate (formerly NetIQ).  From 2001 through 2004, Mr. Turner worked at BMC Software where he managed Corporate Planning and Strategy.

Mr. Lesem has served as President and Chief Executive Officer, Mezeo Software Corporation, a Houston based cloud storage platform provider from 2008 to present.  In 2007, Steve was Senior Vice President and Chief Marketing Officer of VeriCenter, an IT hosting provider acquired by SunGard in 2007.  From 2005 to 2006 Steve served as Senior Vice President of worldwide sales of SafeNet, a Maryland based security technology firm. From 1997 to 2005, Steve served in a variety of capacities, including VP of business development and channel programs, Asia Pacific at BMC Software, a Houston based systems management software solution provider.

The Board considers Messrs Turner and Lesem to be independent directors, as defined in Section 10A-3(b) of the Securities Exchange Act of 1934. As non-management members of the Board, Messrs Turner and Lesem will receive the same standard compensation paid to other non-management directors for service on the Board and its committees.

There are no arrangements or understandings between Mr. Turner, Mr. Lesem and any other person pursuant to which they were selected as a director, and with respect to Mr. Turner, pursuant to which he was selected as a member of the Audit Committee.  There have been no transactions since the beginning of the Company’s last fiscal year, or are currently proposed, regarding Messrs Turner or Lesem that are required to be disclosed by Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By: /s/Robert B. Dillon

Robert B. Dillon, President & CEO

Dated: December 11, 2008